Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

FAT Brands Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Equity	Class A Common Stock, par value $0.0001 per share(1)	415(a)(6)	2,259,354(2)	(2)	(2)		(2)	S-3	333-261371	February 8, 2022	$2,337.62(3)
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fees Offsets
	Net Fee Due							(2)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), this Registration Statement includes any additional shares of Class A Common Stock that may become issuable from time to time as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding Class A Common Stock.

(2)	In accordance with Rule 415(a)(6) under the Securities Act, this Registration Statement carries over, as of the date of filing of this Registration Statement, 2,259,354 shares of Class A Common Stock previously registered under the Registrant’s registration statement on Form S-3 (File No. 333-261371) (which we refer to as the “Prior Registration Statement”), initially filed with the SEC on November 24, 2021 and declared effective by the SEC on February 8, 2022, which shares remain unsold under the Prior Registration Statement (which we refer to as the “Previously Registered Unsold Securities”). In connection with the registration of the offering and sale of the Previously Registered Unsold Securities under the Prior Registration Statement, the Registrant previously paid the applicable registration fee (calculated at the filing fee rate in effect at the time of the filing of the Prior Registration Statement) (which we refer to as the “Previously Paid Registration Fee”), which will continue to be applied to the Previously Registered Unsold Securities, and the Registrant hereby offsets any registration fee that may be due under this Registration Statement by the amount of the Previously Paid Registration Fee relating to the Previously Registered Unsold Securities. Accordingly, no registration fee is due upon the filing of this Registration Statement. During the grace period afforded by Rule 415(a)(5) under the Securities Act, the Selling Stockholder may continue to offer and sell under the Prior Registration Statement the Previously Registered Unsold Securities being registered hereunder. To the extent that, after the filing date of this Registration Statement and prior to the effectiveness of this Registration Statement, the Selling Stockholder sells any such Previously Registered Unsold Securities under the Prior Registration Statement, the Registrant will identify in a pre-effective amendment to this Registration Statement the updated amount of Previously Registered Unsold Securities from the Prior Registration Statement to be included in this Registration Statement pursuant to Rule 415(a)(6). Pursuant to Rule 415(a)(6) under the Securities Act, the offering of the Previously Registered Unsold Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.